Exhibit 8.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI TAIWAN BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES www.duanemorris.com	ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO AND SRI LANKA

January 19, 2021

Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940

Re:	Exhibit 8.1 to Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Forian Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (as the same may be amended, the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 31,342,879 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), that may become issuable upon the consummation of (i) the merger of DNA Merger Sub, Inc. (“Merger Sub”), with and into Helix Technologies, Inc. (“Helix”) with Helix surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 16, 2020, as amended by the Amendment to Agreement and Plan of Merger dated as of December 30, 2020 (together, the “Merger Agreement”), by and among the Company, Helix, Merger Sub, and Medical Outcomes Research Analytics, LLC (“MOR”) and (ii) the contribution of membership interests by the members of MOR to the Company in exchange for shares of the Company's Common Stock, resulting in MOR becoming a wholly-owned subsidiary of the Company (the “Contribution” and together with the Merger, the “Transactions”) pursuant to the Equity Interest Contribution Agreement to be entered into prior to the Merger by and among MOR, the Company and the equity holders of MOR.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (a) the Merger Agreement; and (b) the Contribution Agreement. We have also examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company, Helix and MOR and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assume that (i) the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (ii) that the Merger Agreement and the Contribution Agreement represents the entire agreement between the respective parties with respect to the subject matter thereof, (iii) that the parties to each of the Merger Agreement and Contribution Agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iv) that the Transactions were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

DUANE MORRIS LLP
30 SOUTH 17TH STREET	PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000	FAX: 215.979.1020

January 19, 2021

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that (i) the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, (ii) the Company and Helix will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) the Merger and the Contribution taken together qualify as a transaction governed under Section 351 of the Code, and (iv) the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger and the Contribution” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, represents our opinion as to such matters.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Duane Morris LLP